                                                      RULE NO. 424(b)(2)
                                                      REGISTRATION NO. 333-48382

PROSPECTUS SUPPLEMENT
(To prospectus dated October 31, 2000)

                               YEN 60,000,000,000

                                  PFIZER INC.

                              .80% Notes Due 2008

                                ---------------

      The Notes will bear interest at .80% per year and will mature on March 18, 2008. Interest on the Notes is payable on March 18 and September 18 of each year, beginning on September 18, 2001. The Notes are unsecured and will rank equally with all of our other unsecured and unsubordinated debt. We may not redeem the Notes prior to maturity unless certain events occur involving changes in United States taxation, as described in this prospectus supplement.

      We have applied to have the notes listed on the Luxembourg Stock Exchange in accordance with the rules thereof.

                                ---------------

                                                        Per Note        Total
                                                        --------        -----
     Public offering price (1).........................  99.742% (Yen)59,845,200,000
     Underwriting discount.............................     .30%    (Yen)180,000,000
     Proceeds, before expenses, to Company.............  99.442% (Yen)59,665,200,000

    (1) Plus accrued interest from May 18, 2001, if settlement occurs after that date

      Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

      The notes will be ready for delivery in book entry form only through The Depository Trust Company, Clearstream, Luxembourg or the Euroclear system, as the case may be, on or about May 18, 2001.

                                ---------------

Merrill Lynch International                           Morgan Stanley Dean Witter

                                ---------------

        Lehman Brothers Nikko Salomon Smith Barney Europe Tokyo-Mitsubishi
                International plc

                                ---------------

            The date of this prospectus supplement is May 11, 2001.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Disclosure Notice: Forward Looking Information.............................  S-3
Where You Can Find More Information........................................  S-3
Pfizer Inc.................................................................  S-4
Use of Proceeds............................................................  S-4
Capitalization.............................................................  S-5
Ratios of Earnings to Fixed Charges........................................  S-6
Selected Financial Data....................................................  S-6
Management.................................................................  S-7
Currency Conversion and Foreign Exchange Risks.............................  S-8
Description of Notes....................................................... S-10
United States Taxation..................................................... S-18
Underwriting............................................................... S-23
Offering Restrictions...................................................... S-24
Legal Matters.............................................................. S-25
Listing and General Information............................................ S-26


                                   Prospectus
Where You Can Find More Information........................................    2
The Company................................................................    3
Ratio of Earnings to Fixed Charges.........................................    3
Use of Proceeds............................................................    3
Description of Debt Securities.............................................    3
Plan of Distribution.......................................................    9
Validity of Debt Securities................................................   11
Experts....................................................................   11

                                ---------------

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell Notes and seeking offers to buy Notes, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the Notes.

      The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See "Underwriting."

      This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to Pfizer Inc. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirm, having made all reasonable inquiries, that to the best of our knowledge and belief, there are no other facts the omission of which would make any statement herein or in the prospectus misleading in any material respect.

      We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Chase Manhattan Bank Luxembourg S.A., 5 Rue Plaetis, L-2338 Luxembourg Grund.

      The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting."

      References herein to "$" and "dollars" are to the currency of the United States. References to "(Yen)" and "yen" are to the currency of Japan. The financial information presented in this Prospectus Supplement has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

                 DISCLOSURE NOTICE: FORWARD LOOKING INFORMATION

      The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date hereof, and we assume no duty to update any forward-looking statements contained in this document as a result of new information or future events or developments.

      This prospectus supplement and accompanying prospectus contain or incorporate forward-looking statements within the meaning of the securities laws about our financial results and estimates, business prospects and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which regulatory authorizations and product launches may be achieved; competitive developments affecting our current growth products; our ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; our ability to meet generic and branded competition after the expiration of our patents; trends toward managed care and health care cost containment; possible U.S. legislation affecting pharmaceutical pricing and reimbursement or Medicare; exposure to product liability and other types of lawsuits, contingencies relating to actual or alleged environmental contamination; our ability to protect our intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations, general changes in generally accepted accounting principles; and growth in costs and expenses, changes in our product mix and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items. A further list and description of these risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and in our periodic reports on Forms 10-Q and 8-K (if any).

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http.//www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also find information about us by visiting our website at www.pfizer.com.

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, until we complete our offering of the Notes:

    .  Annual report on Form 10-K for the year ended December 31, 2000; and

    . Current reports on Form 8-K filed on January 24, 2001, January 30, 2001, and February 2, 2001.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Corporate Secretary
      Pfizer Inc.
      235 East 42nd Street
      New York, NY 10017
      (212) 573-2323

                                  PFIZER INC.

     We are a research-based global pharmaceutical company. We discover, develop, manufacture and market innovative medicines for humans and animals.

     We operate in two business segments:

     Pharmaceutical, which includes our human pharmaceutical, animal health and capsule businesses; and

     Consumer Products, which includes our consumer healthcare products, confectionery products, shaving products and our ornamental fish food and fish care products.

     All references to us in this prospectus include Pfizer Inc. and its subsidiaries, unless the context clearly indicates otherwise.

     Our financial information described in this prospectus has been restated to reflect our merger with Warner-Lambert Company, which was completed on June 19, 2000.

     Our principal executive offices are located at 235 East 42nd Street, New York, NY 10017 and our telephone number is (212) 573-2323.

                                USE OF PROCEEDS

     We will use the net proceeds before expenses from the sale of the Notes of approximately (Yen)59,665,200,000 for general corporate purposes, including the reduction of U.S. short-term borrowings. As of May 8, 2001, we had approximately $2,617,000,000 of U.S. short-term borrowings outstanding with an average interest rate of 4.73%. We may temporarily invest funds that are not immediately needed for these purposes in short-term marketable securities.

                                 CAPITALIZATION

      The following table sets forth the consolidated capitalization of Pfizer at April 1, 2001, and as adjusted to give effect to the issuance of the Notes offered hereby and the application of the net proceeds therefrom as if the offering occurred on April 1, 2001.

                      Pfizer Inc. And Subsidiary Companies

                                                          At April 1, 2001
                                                      --------------------------
                                                                           As
                                                      Actual   Offering Adjusted
                                                      -------  -------- --------
                                                        (millions of dollars)
Cash and cash equivalents............................ $ 1,176             1,176
                                                      =======            ======
Short-term borrowings (including current
 portion of long-term debt)(2)....................... $ 3,963    (486)    3,477
Long-term debt:
  Floating rate unsecured notes......................     361               361
  5.625% notes.......................................     750               750
  5.8% notes.........................................     250               250
  6% notes...........................................     250               250
  6.6% notes.........................................     200               200
  Yen denominated notes..............................       0     489       489
  Other borrowings and mortgages.....................      77                77
                                                      -------    ----    ------
    Total long-term debt.............................   1,888     489     2,377
                                                      -------    ----    ------
    Total indebtedness...............................   5,851       3     5,854
Shareholders' equity:
  Preferred stock....................................       0                 0
  Common stock.......................................     338               338
  Additional-paid-in capital.........................   8,355             8,355
  Retained earnings(1)...............................  21,444      (2)   21,442
  Accumulated other comprehensive income.............  (1,491)           (1,491)
  Employee benefit trust.............................  (2,705)           (2,705)
  Treasury stock, at cost............................  (8,193)           (8,193)
                                                      -------    ----    ------
    Total shareholders' equity.......................  17,748      (2)   17,746
                                                      -------    ----    ------
Total capitalization................................. $23,599       1    23,600
                                                      =======    ====    ======

--------
(1) Represents the underwriting costs
(2) Represents the net proceeds to Pfizer after deductions for the original issue discount and underwriting costs

      There has been no material change to the consolidated capitalization and indebtedness of Pfizer since April 1, 2001 to the date of this document.

                      RATIOS OF EARNINGS TO FIXED CHARGES

      Our consolidated ratio of earnings to fixed charges for the three months ended April 1, 2001 and for each of the fiscal years ended December 31, 1996 through 2000 is set forth below. For the purpose of computing these ratios, "earnings" consist of income from continuing operations before provision for taxes on income and minority interests less minority interests and less undistributed earnings (losses) of unconsolidated subsidiaries adjusted for fixed charges, excluding capitalized interest. "Fixed charges" consist of interest expense, amortization of debt discount and expenses, capitalized interest and one-third of rental expense which we believe to be a conservative estimate of an interest factor in our leases. It is not practicable to calculate the interest factor in a material portion of our leases. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges.

                                          (Unaudited)
                                          Three Months
                                             Ended      Year Ended December 31
                                            April 1,   ------------------------
                                              2001     2000 1999 1998 1997 1996
                                          ------------ ---- ---- ---- ---- ----
Ratio of earnings to fixed charges.......     24.5     11.6 14.7 13.1 10.9 10.1

                            SELECTED FINANCIAL DATA

                      Pfizer Inc. and Subsidiary Companies

                           Three Months Ended       Year Ended December 31,
                          -------------------- -------------------------------------------
                           April 1,   April 2,
                             2001       2000    2000   1999      1998      1997      1996
                          ----------- -------- ------ ------    ------    ------    ------
                               (millions of dollars, except per share data)
Operating Data:
Revenues................    $ 7,645    7,161   29,574 27,376    23,231    18,975    16,957
Income/(loss) from
 continuing operations..      1,930     (204)   3,718  4,972     3,232     2,888     2,489
Income/(loss) from
 continuing operations
 per common share:
 Basic..................        .31     (.03)     .60    .81       .53       .48       .41
 Diluted................        .30     (.03)     .59    .79       .51       .46       .40
Cash dividends paid per
 common share...........        .11      .09      .36   .30 2/3   .25 1/3   .22 2/3    .20
                                                        At December 31,
                          At April 1,          -------------------------------------------
                             2001               2000   1999      1998      1997      1996
                          -----------          ------ ------    ------    ------    ------
Balance Sheet Data:
Total assets............    $35,146            33,510 31,372    27,227    22,964    21,429
Long-term debt..........      1,888             1,123  1,774     1,794     2,561     2,402

                                   MANAGEMENT

Board of Directors

      The composition of Pfizer's Board of Directors as at the date of this prospectus supplement was:

 Name                                  Principal activities outside of Pfizer
 ----                                  --------------------------------------
 Michael S. Brown.................  Distinguished Chair in Biomedical Sciences
                                    and Regental Professor at the University of
                                    Texas Southwestern Medical Center at Dallas
 M. Anthony Burns.................  Chairman of the Board and Chief Executive
                                    Officer of Ryder Systems, Inc.
 Robert N. Burt...................  Chairman of the Board and Chief Executive
                                    Officer of FMC Corporation
 W. Don Cornwell..................  Chairman of the Board and Chief Executive
                                    Officer Of Granite Broadcasting Corporation
 William H. Gray III..............  President and Chief Executive Officer of
                                    The College Fund/UNCF
 Constance J. Horner..............  Guest Scholar at The Brookings Institute
 William R. Howell................  Chairman Emeritus of J.C. Penney Company,
                                    Inc.
 Stanley O. Ikenberry.............  President of the American Council on
                                    Education
 Harry P. Kamen...................  Former Chairman of the Board and Chief
                                    Executive Officer of Metropolitan Life
                                    Insurance Company
 George A. Lorch..................  Chairman Emeritus of Armstrong Holdings,
                                    Inc.
 Alex J. Mandl....................  Former Chairman of the Board and Chief
                                    Executive Officer of Teligent, Inc.
 Henry A. McKinnell...............  Chairman, Chief Executive Officer and
                                    President of Pfizer Inc.
 Dana G. Mead.....................  Retired Chairman and Chief Executive
                                    Officer of Tenneco Inc.
 John F. Niblack..................  Vice Chairman of Pfizer Inc.
 Franklin D. Raines...............  Chairman and Chief Executive Officer of
                                    Fannie Mae
 Ruth J. Simmons..................  President of Smith College
 Michael I. Sovern................  Chairman of the Board of Sotheby's
                                    Holdings, Inc.
 William C. Steere, Jr............  Chairman Emeritus of Pfizer Inc.
 Jean-Paul Valles.................  Chairman of Mineral Technologies Inc.

      The business address of each director is 235 East 42nd Street, New York, New York 10017.

Members of the Pfizer Inc. Leadership Team (at May 1, 2001)

C.L. Clemente
Karen L. Katen
Henry A. McKinnell (1)
Paul S. Miller
John F. Niblack (1)
Robert W. Norton
David L. Shedlarz
--------
(1)  Member of the Board of Directors

                 CURRENCY CONVERSION AND FOREIGN EXCHANGE RISKS

Currency Conversions/Payments on the Notes

      Initial investors will be required to pay for the Notes in Japanese Yen. Merrill Lynch International, as representative of the underwriters (the Representative), will arrange for the conversion of U.S. dollars into Yen to facilitate payment for the Notes by U.S. purchasers. Each conversion will be made by the Representative on the terms and subject to the conditions, limitations and charges as the Representative may from time to time establish in accordance with its regular foreign exchange practices, and subject to United States laws and regulations. All costs of conversion will be borne by investors in the Notes.

      Principal and interest payments in respect of the Notes are payable by Pfizer Inc. in Yen, but holders of beneficial interests in Global Notes (as defined below under "Description of the Notes") held through The Depository Trust Company (also known as DTC), other than Euroclear and Clearstream will receive payments in U.S. dollars unless they elect to receive payments in Yen. If a holder through DTC has not made such an election, payments to the holder will be converted to U.S. dollars by the exchange agent (as defined below under "Description of the Notes"). All costs of conversion will be borne by the holder by deduction from the payments. The U.S. dollar amount of any payment in respect of principal or interest received by a holder not electing payment in Yen will be the amount of Yen otherwise payable exchanged into U.S. dollars at the (Yen)/U.S.$ rate of exchange prevailing as at 11:00 a.m. (New York City time) on the day which is two Business Days (as defined below) prior to relevant payment date, less any costs incurred by the exchange agent for the conversion (to be shared pro rata among the holders of beneficial interests in the Global Notes accepting U.S. dollar payments in the proportion of their respective holdings), all in accordance with the indenture and the Notes (as defined below under "Description of the Notes").

      If an exchange rate bid quotation is not available, the trustee will obtain a bid quotation from a leading foreign exchange bank in The City of New York, which may be the trustee, selected by the trustee for that purpose after consultation with Pfizer. If no bid quotation from a leading foreign exchange bank is available, payment will be in Yen to the account or accounts specified by DTC to the trustee unless Yen is unavailable due to the imposition of exchange controls or other circumstances beyond our control. If payment in respect of a Note is required to be made in a currency other than U.S. dollars and such currency is unavailable to Pfizer due to the imposition of exchange controls or other circumstances beyond Pfizer's control or is no longer used by the government of the relevant country or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such Note will be made in U.S. dollars until such currency is again available to Pfizer or so used. The amount payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency. Any payment in respect of such Note so made in U.S. dollars will not constitute an event of default under the indenture.

      The holder of a beneficial interest in the Global Notes held through a participant of DTC (other than Euroclear or Clearstream) may elect to receive payment or payments under a Global Notes in Yen by notifying the DTC Participant (as defined below under "Description of the Notes") through which its Notes are held on or prior to the applicable Record Date (as defined below) of (1) the investor's election to receive all or a portion of the payment in Yen, and (2) wire transfer instructions to a Japanese Yen account located in Japan. DTC must be notified of an election and wire transfer instructions (1) on or prior to the third New York Business Day (as defined below) after the Record Date for any payment of interest and (2) on or prior to the fifth New York Business Day prior to the date for any payment of principal. DTC will notify the trustee of an election and wire transfer instructions (1) on or prior to 5:00 p.m. New York City time on the fifth New York Business Day after the Record Date for any payment of interest, and (2) on or prior 5:00 p.m. New York City time on the third New York Business Day prior to the date for any payment of principal. If complete instructions are forwarded to and received by DTC through DTC Participants and forwarded by DTC to the trustee and received on or prior to such dates, such investor will receive payment in Yen outside DTC; otherwise, only U.S. dollar payments will be made by the trustee to DTC. All costs of conversion will be borne by holders of beneficial interests in the Global Notes receiving U.S. dollars by deduction from those payments.

      The term "Business Day" means any day on which commercial banks and foreign exchange markets settle payments in The City of New York, Tokyo and London.

      The term "New York Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close.

                                     S-8--1

      The term "Record Date" means each March 3 and September 3.

      Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See "--Foreign Exchange Risks" below.

      As of May 11, 2001, the (Yen)/U.S.$ rate of exchange was 122.645/U.S.$1.

Foreign Exchange Risk

      An investment in the Notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchasers is resident or the currency in which the purchaser conducts its business or activities (the home currency), entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

    . significant changes in rates of exchange between the home currency and the Yen, and

    . the imposition or modification of foreign exchange controls with respect to the Yen.

      We have no control over a number of factors affecting this type of note, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the Yen, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the Notes. Depreciation of the Yen against the home currency could results in a decrease in the effective yield of the Notes below the coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.

      This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in a investment in the Notes.

                              DESCRIPTION OF NOTES

      The Notes will be issued as a separate series of debt securities under an indenture dated as of January 30, 2001 between Pfizer Inc. and The Chase Manhattan Bank, as trustee. The Chase Manhattan Bank will act as trustee and exchange agent for the Notes. The following description is a summary of selected portions of the indenture. It does not restate the indenture because it, and not this description, defines your rights as a holder of the Notes.

Principal, Maturity And Interest

      The Notes will be a separate series of debt securities issued under the indenture and will initially be limited to (Yen)60,000,000,000 aggregate principal amount. The Notes will mature on March 18, 2008. We will issue the Notes in denominations of (Yen)1,000,000 and integral multiples of
(Yen)1,000,000. Interest on the Notes will accrue at the annual rate of .80%. Interest will accrue from and including May 18, 2001, and is payable on March 18 and September 18 of each year, commencing September 18, 2001. We will make each interest payment to the holders of record of Notes at the close of business on the next preceding March 3 or September 3. Whenever it is necessary to compute any amount of accrued interest in respect of the Notes for a period of less than one year, other than with respect to regular semiannual interest payments, interest will be calculated on the basis of the actual number of days in the period and a year of 365 days. Unless previously redeemed, repurchased or cancelled as provided below, the Notes will mature at par on March 18, 2008.

      If a date for payment of principal or interest on the Notes falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business day as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the date for payment of principal or interest on the Notes. For these purposes, "Business Day" means any day which is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment; and (b) The City of New York, Tokyo and London.

      The Notes are not subject to redemption prior to maturity unless certain events occur involving United States taxation. If any of these special tax events do occur, the Notes will be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "Description of Notes--Redemption for Tax Reasons." The Notes will be subject to defeasance and covenant defeasance as provided in "Description of the Debt Securities--Defeasance" in the accompanying Prospectus.

Ranking

      The Notes will be unsecured general obligations of Pfizer and will rank equally with all other unsecured and unsubordinated indebtedness of Pfizer from time to time outstanding.

Further Issues

      Pfizer may, without the consent of the holders of Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes having such similar terms, together with the Notes, will constitute a single series of notes under the indenture. No additional notes of this series may be issued if an event of default has occurred with respect to the Notes. Pfizer will not issue any additional notes intended to form a single series with the Notes unless the further notes will be fungible with all notes of the same series for U.S. Federal income tax purposes.

Notices

      Notices to Holders of the Notes will be published in authorized daily newspapers in The City of New York, in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the

Financial Times, and in Luxembourg in the Luxemburger Wort. Any notice given pursuant to these provisions will be deemed to have been given on the date of publication or, if published more than once, on the date first published.

Replacement Notes

      In case of mutilation, destruction, loss or theft of any definitive Note, application for replacement is to be made at the office of the trustee. Any definitive Note will be replaced by the trustee in compliance with the procedures, and on the terms as to evidence any indemnity, as we and the trustee may require and subject to applicable laws and regulations of the Luxembourg Stock Exchange. All costs incurred in connection with the replacement of any definitive Note will be borne by the holder of the Note. Mutilated or defaced definitive Notes must be surrendered before new ones will be issued.

Payments Of Additional Amounts

      We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Notes to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

          (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

          (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

          (b) having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

          (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

          (d) being or having been a "10-percent shareholder" of us as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

          (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business;

          (2) to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3) to any tax, assessment or other governmental charge that is imposed or otherwise withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

          (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

          (7) in the case of any combination of items (1), (2), (3), (4),
    (5) and (6).

      The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading "--Payments of Additional Amounts" and under the heading "--Redemption for Tax Reasons," we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

      We will not pay additional amounts on any Note

    . where withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 or any law implementing or complying with, or introduced in order to conform to, that Directive, or

    . presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant global note to another paying agent in a Member State of the EU.

      The European Union is currently considering a proposal for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to these payments.

      As used under this heading "--Payments of Additional Amounts" and under the heading "--Redemption for Tax Reasons", the term "United States" means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption For Tax Reasons

      If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus Supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading

"--Payments of Additional Amounts" with respect to the Notes, then we may at our option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those Notes to the date fixed for redemption.

Global Clearance And Settlement

      The Notes will be issued in the form of two or more global notes, (the "Global Notes") in fully registered form, without coupons, one or more of which (the "DTC Global Notes") will be deposited on or about May 18, 2001 (the "Closing Date") with The Chase Manhattan Bank as custodian for, and registered in the name of Cede & Co. as nominee of The Depository Trust Company ("DTC") and one of which (the "International Global Note") will be deposited on the Closing Date with The Chase Manhattan Bank, and registered in the name of Chase Nominees Limited as nominee for, The Chase Manhattan Bank, London office, as common depositary for, and in respect of interests held through, Euroclear Bank, as operator of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream"). Except as described herein, certificates will not be issued in exchange for beneficial interests in the Global Notes.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC, Euroclear or Clearstream or their respective nominees.

      Beneficial interests in the Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC, Euroclear or Clearstream. Those beneficial interests will be in denominations of (Yen)1,000,000 and integral multiples in excess thereof. Investors may hold Notes directly through DTC, Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

      Except as provided below, under "Definitive Notes", owner of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the Notes under the indenture, including for purposes of receiving any reports delivered by Pfizer or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Pfizer understands that, under existing industry practices, if Pfizer requests any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in Global Notes.

      Persons who are not DTC participants may beneficially own Notes held by DTC only through direct or indirect participants in DTC (including Euroclear and Clearstream). So long as Cede & Co., as the nominee of DTC, is the registered owner of the DTC Global Note, Cede & Co. for all purposes will be considered the sole holder of the DTC Notes under the indenture and the DTC Notes. Persons who are not Euroclear or Clearstream participants may beneficially own Notes held by Euroclear or Clearstream only through direct or indirect participants in Euroclear or Clearstream. So long as Chase Nominees Limited, as nominee for The Chase Manhattan Bank as common depositary for Euroclear and Clearstream, is the registered owner of the

International Global Note, Chase Nominees Limited for all purposes will be considered the sole holder of the Notes represented by the International Global Note ("International Notes") under the indenture and the International Notes.

Clearing Systems

DTC

      DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

      Transfers of ownership or other interest in Notes in DTC may be made only through DTC participants. Indirect DTC participants are required to effect transfers through a DTC participant. DTC has no knowledge of the actual beneficial owners of the Notes. DTC's records reflect only the identity of the DTC participants to whose accounts the Notes are credited, which may not be the beneficial owners. DTC participants will remain responsible for keeping account of their holdings on behalf of their customers and for forwarding all notices concerning the Notes to their customers.

      So long as DTC, or its nominee, is a registered owner of the Global Notes, United States dollar payments of principal and interest payments on the Notes will be made in immediately available funds to DTC. DTC's practice is to credit DTC participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depository's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the DTC participants and not of DTC, the trustee or Pfizer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of Pfizer or the trustee. Disbursement of payments to DTC participants will be DTC's responsibility, and disbursement of payments to the beneficial owners will be the responsibility of DTC participants and indirect DTC participants.

      Because DTC can act only on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the DTC Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. In addition, beneficial owners of Notes through the DTC system will receive distributions of principal and interest on the Notes only through DTC participants.

      According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Euroclear

      Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. All operations are conducted by Euroclear Bank, S.A./N.V. and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters ("Euroclear participants"). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

      Securities clearance accounts and cash accounts with Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian laws (collectively, the "Euroclear Terms and Conditions"). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

      Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Bank and by Euroclear.

Clearstream, Luxembourg

      Clearstream is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for Clearstream participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries. As a professional depository, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

      Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

DTC Euroclear and Clearstream Arrangements

      So long as DTC or its nominee or Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Global Notes, DTC, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the indenture and the Notes. Payments of principal, interest and additional amounts, if any, in respect of the Global Notes will be made to DTC, Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof. None of Pfizer, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      Distributions of principal and interest with respect to the International Global Note will be credited, in Yen to the extent received by Euroclear or Clearstream from the trustee to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system's rules and procedures.

      Holders of book-entry interests in the DTC Global Notes will receive, to the extent received by DTC from the trustee, all distributions of principal and interest with respect to the DTC Global Notes in United States dollars, unless an election is made to receive Yen. See "Currency Conversions and Foreign Exchange Risks." Distributions in the United States will be subject to relevant United States tax laws and regulations.

      Interest on the Notes (other than interest on redemption) will be paid to the holders shown on the Register (as defined below) at the close of business on the related Record Date. Trading between the DTC Global Notes and the International Global Note will therefore be net of accrued interest from the Record Date to the relevant interest payment date.

      Because DTC, Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

      The holdings of book-entry interests in the Global Notes through DTC, Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the Registrar will adjust the amounts of the Global Notes on the register for the accounts (i) Chase Nominees Limited and
(ii) Cede & Co. (the "Register") to reflect the amounts of Notes held through DTC and Euroclear and Clearstream, respectively.

Initial Settlement

      Investors electing to hold their Notes through DTC (other than through accounts at Euroclear or Clearstream) will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

      Investors electing to hold their Notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

      Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

      Trade between DTC Participants. Secondary market sales of book-entry interests in the DTC Global Notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds.

      Trade between Euroclear and/or Clearstream Participants. Secondary market sales of book-entry interests in the Notes held through Euroclear or Clearstream to purchasers of book-entry interests in the International Note through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

      Trading Between DTC Seller and Euroclear or Clearstream Purchaser. When book-entry interests in the Notes are to be transferred from the account of a DTC participant holding a beneficial interest in the DTC Global Notes to the account of a Euroclear or Clearstream accountholder wishing to purchase a beneficial interest in the International Global Note, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream accountholder. On the settlement date, the custodian will instruct the Registrar to (i) decrease the amount of Notes registered in the name of the Cede & Co. and evidenced by the DTC Global Notes and (ii) increase the amount of Notes registered in the name of the nominee (being Chase Nominees Limited) of the common depositary for Euroclear and Clearstream and evidenced by the International Global Note. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, as the case may be, for credit to the relevant accountholder on the first business day following the settlement date back valued to the settlement date.

      Trading Between Euroclear or Clearstream Seller and DTC Purchaser. When book-entry interests in the Notes are to be transferred from the account of a Euroclear or Clearstream accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC Global Notes, the Euroclear or Clearstream participant must send to Euroclear or Clearstream delivery free of payment instructions by 7:45 p.m., Luxembourg/Brussels time as the case may be, one business day prior to the settlement date. Euroclear or Clearstream, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream and the Registrar to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear and Clearstream accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream will
(a) transmit appropriate instructions to the custodian who will in turn deliver such book-entry interests in the Notes free of payment to the relevant account of the DTC participant and (b) instruct the Registrar to (i) decrease the amount of Notes registered in the name of the nominee (being Chase Nominees Limited) of the common depositary for Euroclear and Clearstream and evidenced by the International Global Note and (ii) increase the amount of Notes registered in the name of Cede & Co. and evidenced by the DTC Global Notes.

                             UNITED STATES TAXATION

General

      This section summarizes the material U.S. tax consequences to holders of Notes. However, the discussion is limited in the following ways:

    --The discussion only covers you if you buy your Notes in the initial offering at the initial offering price to the public.

    --The discussion only covers you if your functional currency is the U.S.
     dollar and you hold your Notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

    --The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Notes. We suggest that you consult your tax advisor about the consequences of holding Notes in your particular situation.

    --The discussion is based on current law. Changes in the law may change the tax treatment of the Notes.

    --The discussion does not cover state, local or foreign law.

    --The discussion does not apply to you if you are a Non-U.S. Holder of Notes (defined below) and if you (a) own 10% or more of the voting stock of Pfizer, (b) are a "controlled foreign corporation" with respect to Pfizer, or (c) are a bank making a loan in the ordinary course of its business.

    --We have not requested a ruling from the IRS on the tax consequences of owning the Notes. As a result, the IRS could disagree with portions of this discussion.

      IF YOU ARE CONSIDERING BUYING NOTES, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF HOLDING THE NOTES IN YOUR PARTICULAR SITUATION.

Tax Consequences to U.S. Holders

      This section applies to you if you are a "U.S. Holder". A "U.S. Holder" is:

    --an individual U.S. citizen or resident alien;

    --a corporation, or entity taxable as a corporation, that was created under U.S. law (federal or state); or

    --an estate or trust whose world-wide income is subject to U.S. federal income tax.

      If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Notes, we suggest that you consult your tax advisor.

Interest

    --All holders of Notes will be taxable on the U.S. dollar value of Japanese Yen payable as interest on the Notes, whether or not they elect to receive payments in Japanese Yen. If you receive interest in the form of U.S. dollars, you will be considered to have received interest in the form of Japanese Yen and to have sold those Yen for U.S. dollars. For purposes of this discussion, "spot rate" generally means a currency exchange rate that reflects a market exchange rate available to the public for Japanese Yen.

    --If you are a cash method taxpayer (including most individual holders), you will be taxed on the value of the Japanese Yen when it is received by you (if you receive Japanese Yen) or when it is deemed received by you (if you receive U.S. dollars). The value of the Japanese Yen will be determined using the "spot rate" in effect at such time.

    --If you are an accrual method taxpayer, you will be taxed on the value of the Japanese Yen payable as interest as the interest accrues on the Notes. In determining the value of the Japanese Yen for this purpose, you may use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). The average rate for an accrual period (or partial period) is the simple average of the spot rates for each business day of such period, or other average exchange rate for the period reasonably derived and consistently applied by you. When interest is actually paid, you will generally also recognize exchange gain or loss, taxable as ordinary income or loss, equal to the difference between (a) the value of the Japanese Yen received as interest, as translated into U.S. dollars using the spot rate on the date of receipt, and (b) the U.S. dollar amount previously included in income with respect to such payment. If you receive interest in the form of U.S. dollars, clause (a) will be calculated on the basis of the value of the Japanese Yen you would have received instead of U.S. dollars. If you do not wish to accrue interest income using the average exchange rate, certain alternative elections may be available.

    --Your tax basis in the Japanese Yen you receive (or are considered to receive) as interest will be the aggregate amount reported by you as income with respect to the receipt of the Japanese Yen. If you receive interest in the form of Japanese Yen and subsequently sell those Yen, or if you are considered to receive Japanese Yen and those Yen are considered to be sold for U.S. dollars on your behalf, additional tax consequences will apply as described in "Sale of Japanese Yen".

Sale or Retirement of Notes

      On the sale or retirement of your Note:

    --If you receive the principal payment on your Note in the form of U.S.
     dollars, you will be considered to have received the principal in the form of Japanese Yen and to have sold those Yen for U.S. dollars.

    --You will have taxable gain or loss equal to the difference between the amount received or deemed received by you and your tax basis in the Note. If you receive (or are considered to receive) Japanese Yen, those Yen are valued for this purpose at the spot rate of the Yen. Your tax basis in the Note is the U.S. dollar value of the Yen amount paid for the Note, determined on the date of purchase.

    --Any such gain or loss (except to the extent attributable to foreign currency gain or loss) will be capital gain or loss, and will be long term capital gain or loss if you held the Note for more than one year.

    --You will realize foreign currency gain or loss to the extent the U.S.
     dollar value of the Japanese Yen paid for the Note, based on the spot rate at the time you dispose of the Note, is greater or less than the U.S. dollar value of the Japanese Yen paid for the Note, based on the spot rate at the time you acquired the Note. Any resulting foreign currency gain or loss will be ordinary income or loss. You will only recognize such foreign currency gain or loss to the extent you have gain or loss, respectively, on the overall sale or retirement of the Note.

    --If you sell a Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

    --Your tax basis in the Japanese Yen you receive (or are considered to receive) on sale or retirement of the Note will be the value of Japanese Yen reported by you as received on the sale or retirement of the Note. If you receive Japanese Yen on retirement of the Note and subsequently sell those Yen, or if you are considered to receive Japanese Yen on retirement of the Note and those Yen are considered to be sold for U.S. dollars on your behalf, or if you sell the Note for Japanese Yen and subsequently sell those Yen, additional tax consequences will apply as described in "Sale of Japanese Yen".

Sale of Japanese Yen

    --If you receive (or are considered to receive) Japanese Yen as principal or interest on a Note, and you later sell (or are considered to sell) those Yen for U.S. dollars, you will have taxable gain or loss equal to the difference between the amount of U.S. dollars received and your tax basis in the Japanese Yen. In addition, when you purchase a
     Note in Japanese Yen, you will have taxable gain or loss if your tax basis in the Japanese Yen is different from the U.S. dollar value of the Japanese Yen on the date of purchase. Any such gain or loss is foreign currency gain or loss taxable as ordinary income or loss.

Information Reporting and Backup Withholding

      Under the tax rules concerning information reporting to the IRS:

    . Assuming you hold your Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS concerning interest and retirement proceeds on your Notes, unless an exemption applies.

    . Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

    . If you are subject to these requirements but do not comply, the intermediary must withhold 31% of all amounts payable to you on the Notes (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

    . All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

      For purposes of the following discussion a "Non-U.S. Holder" is:

    .  an individual that is not a citizen or resident of the United States;

    . a corporation or other entity treated as a corporation for United States federal income tax purposes organized or created under non-U.S. law; or

    . an estate or trust that is not taxable in the U.S. on its worldwide income.

Withholding Taxes

  Generally, payments of principal and interest on the Notes will not be subject to U.S. withholding taxes.

      However, for the exemption from withholding taxes to apply to you, one of the following requirements must be met. These requirements have been changed for interest paid on or after January 1, 2001.

    . You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary who holds the Notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the Notes and that you are not a U.S. Holder.

    . You hold your Notes directly through a "qualified intermediary", and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and
       (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. withholding rules under specified procedures.

    . You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

    . The interest income on the Notes is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

    . The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

    . The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

    . An intermediary through which you hold the Notes fails to comply with the procedures necessary to avoid withholding taxes on the Notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the Notes. However, if you hold your Notes through a qualified intermediary B or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the Notes--the qualified intermediary will not generally forward this information to the withholding agent.

Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:

    . You hold your Notes directly through a qualified intermediary and the applicable procedures are complied with.

    .  You file Form W-8ECI.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. Holders, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale or Retirement of Notes

      If you sell a Note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

    . The gain is connected with a trade or business that you conduct in the U.S.

    . You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the Note, and certain other conditions are satisfied.

    . The gain represents accrued interest, in which case the rules for interest would apply.

U.S. Trade or Business

      If you hold your Note in connection with a trade or business that you are conducting in the U.S.:

    . Any interest on the Note, and any gain from disposing of the Note, generally will be subject to income tax as if you were a U.S. Holder.

    . If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the Note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

      If you are an individual, your Notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Notes were not connected to a trade or business that you were conducting in the U.S.

Information Reporting and Backup Withholding

      U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

    . Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

    . Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

                                  UNDERWRITING

      Subject to the terms and conditions set forth in the underwriting agreement, dated May 11, 2001, among us and the underwriters in the table below, we have agreed to sell to each of the underwriters, and each such underwriter has severally, and not jointly, agreed to purchase from us, the aggregate principal amount of the Notes set forth opposite its name below:

     Underwriters                                             Principal Amount
     ------------                                            -------------------
   Merrill Lynch International.............................. (Yen)25,500,000,000
   Morgan Stanley & Co. International Limited...............      25,500,000,000
   Lehman Brothers International (Europe)...................       3,000,000,000
   Salomon Brothers International Limited...................       3,000,000,000
   Tokyo-Mitsubishi International plc.......................       3,000,000,000
                                                             -------------------
     Total.................................................. (Yen)60,000,000,000
                                                             ===================

      Merrill Lynch International and Morgan Stanley & Co. International Limited are Joint Book-Running Managers for the offering. The underwriters have agreed to purchase all of the Notes sold pursuant to the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

      The underwriters propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of .1875% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of .125% of the principal amount of the Notes to certain brokers and dealers. After the initial offering of the Notes, the offering price, concession and discount may be changed.

      In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Notes. If the underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      Certain of the underwriters and their affiliates, have provided investment and commercial banking and financial advisory services from time to time for us in the ordinary course of business for which they have received customary fees. Any of the underwriters or their respective affiliates may in the future engage in investment banking or other transactions of a financial nature with us or our affiliates, for which they would receive customary fees or other payments. The Nikko Securities Co., Ltd., and Citigroup Inc. have established a series of business alliances in respect of Japan related activities. Salomon Brothers International Limited is authorised to conduct Japan related business under the name Nikko Salomon Smith Barney Europe.

      There is no public trading market for the Notes and we do not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system in the United States. We have applied to list the Notes on the Luxembourg Stock Exchange. We have been advised by the underwriters that they presently intend to make a market in the Notes after the consummation of the offering, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Prior to the offering, there has been no active market for the Notes. No assurance can be given as to the liquidity of, or trading market for, the Notes or that an active public market for the Notes will develop. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and certain other factors.

      We estimate that our expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $65,000.

                             OFFERING RESTRICTIONS

      The Notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

      Each of the underwriters has agreed that it will not offer, sell, or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of the underwriters' knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on Pfizer except as set forth in the Underwriting Agreement.

      Noteholders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the Notes were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.

United Kingdom

      Each underwriter has represented and agreed that it and each of its affiliates:

    --has not offered or sold and, prior to the expiry of the period of six months from the time to closing, will not offer or sell any of the Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    --has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and

    --has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom those documents may otherwise lawfully be issued or passed on.

Germany

      No selling prospectus (VERKAUFSPROSPEKT) has been or will be published in respect of the Notes and each underwriter will be required to comply with the German Securities Selling Prospectus Act (WERTPAPIER-VERKAUFSPROSPEKTGESETZ) of December 13, 1990, as amended.

The Netherlands

      Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not directly or indirectly offer or sell in the Netherlands any Notes other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises.)

The Republic of France

      The Notes are being issued outside the Republic of France and each underwriter has represented and agreed that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any of the Notes to the public in the Republic of France and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement or any other offering material relating to the Notes.

Japan

      The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the "SEL") and each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of the SEL available thereunder and otherwise in compliance with the SEL and the other relevant laws, regulations and guidelines of Japan.

Hong Kong

      Each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, the Notes by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

                                 LEGAL MATTERS

      Margaret M. Foran, our Vice President-Corporate Governance and Assistant Secretary, will pass upon the validity of the Notes. Ms. Foran has an interest in certain of our securities. Cravath, Swaine & Moore, New York, New York will pass upon various legal matters for the underwriters relating to the offering.

                        LISTING AND GENERAL INFORMATION

      1. Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Restated Certificate of Incorporation and By-Laws of Pfizer Inc. ("Pfizer") and a legal notice (NOTICE LEGALE) relating to the issuance of the Notes will have been deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG), where these documents may be examined and copies may be obtained on request.

      2. Any documents incorporated by reference may be obtained free of charge from the Paying Agent in Luxembourg during the term of the Notes.

      3. The independent certified public accountants of Pfizer are KPMG LLP.

      4. The resolutions relating to the sale and issuance of the Notes were adopted by the Securities Issuance Committee of Pfizer on May 11, 2001.

      5. Except as disclosed in this prospectus supplement, the prospectus, and the documents incorporated by reference herein, there has been no material adverse change in the consolidated financial position of Pfizer and its subsidiaries since the date of the last audited financial statements. Pfizer is not involved in, and has no knowledge of any threat of, any litigation, administrative proceedings or arbitration which is or may be material in the context of the issue of the Notes.

      6. The Notes have been accepted for clearance through DTC, Euroclear and Clearstream. The common code assigned to the international Notes is 012974914. The US International Security Identification Number (US ISIN) allocated to the DTC Notes is US717081AM54 and the ISIN Number allocated to the international Notes is XS0129749148. The CUSIP number assigned to the DTC Notes is 717081AM5.

      7. So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange require, we will appoint a paying agent and transfer agent in Luxembourg (the "Luxembourg Paying and Transfer Agent") and the holders of the Notes will be able to receive payments on the Notes and effect transfers of the Notes at the offices of the Luxembourg Paying and Transfer Agent.

                                     ISSUER
                                  PFIZER INC.
                              235 East 42nd Street
                            New York, New York 10017

                      TRUSTEE, REGISTRAR AND PAYING AGENT
                            THE CHASE MANHATTAN BANK
                              450 West 33rd Street
                            New York, New York 10001

                 LUXEMBOURG LISTING, PAYING AND TRANSFER AGENT
                              CHASE MANHATTAN BANK
                                LUXEMBOURG S.A.
                             5 Rue Plaetis, L-2338
                                Luxembourg Grund

                                 LEGAL ADVISERS
                                 TO PFIZER INC.
                            MARGARET M. FORAN, ESQ.
                              235 East 42nd Street
                            New York, New York 10017

                                 LEGAL ADVISERS
                              TO THE UNDERWRITERS
                            CRAVATH, SWAINE & MOORE
                               825 Eighth Avenue
                            New York, New York 10019

                             AUDITORS TO THE ISSUER
                                    KPMG LLP
                                345 Park Avenue
                            New York, New York 10154

                                   PROSPECTUS

                                 $2,500,000,000

                                  PFIZER INC.

                                Debt Securities

                                ---------------

      Pfizer Inc. may from time to time issue up to a total of $2,500,000,000 of debt securities. The accompanying prospectus supplement will specify the terms of the securities. You should read this prospectus and any supplement carefully before you invest.

                                ---------------

 NEITHER  THE  SECURITIES AND  EXCHANGE COMMISSION  NOR ANY  STATE  SECURITIES
   COMMISSION  HAS APPROVED  OR DISAPPROVED  OF THESE  SECURITIES OR  PASSED
     UPON THE ADEQUACY OR ACCURACY  OF THIS PROSPECTUS. ANY REPRESENTATION
       TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

      We may sell these securities to or through dealers, underwriters, or agents. The names of any dealers, underwriters or agents will be set forth in the prospectus supplement.

                                ---------------

                  The date of this Prospectus is October 31, 2000

      The information contained in this prospectus is not complete and may be changed. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

      This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total amount of $2,500,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we issue debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add to or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under "Where You Can Find More Information".

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also find information about us by visiting our website at www.pfizer.com.

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15 (d) of the Securities Exchange Act of 1934, until we complete our offering of the debt securities:

    .  Annual report on Form 10-K for the year ended December 31, 1999;

    . Quarterly reports on Form 10-Q for the quarters ended April 2, 2000 and July 2, 2000;

    . Current reports on Form 8-K filed on January 18, 2000, February 18, 2000, February 22, 2000, April 18, 2000, April 21, 2000, June 20,
       2000, June 29, 2000, August 16, 2000, August 28, 2000 and September 1, 2000; and

    . Annual reports of employee stock purchases on Form 11-K for the year ended December 31, 1999, filed on May 24, 2000 and June 30, 2000.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address.

      Corporate Secretary
      Pfizer Inc.
      235 East 42nd Street
      New York, NY 10017
      (212) 573-2323

                                  THE COMPANY

     We are a research-based global pharmaceutical company. We discover, develop, manufacture and market innovative medicines for humans and animals.

     We operate in two business segments:

     Pharmaceutical, which includes our human pharmaceutical, animal health and capsule businesses; and

     Consumer Products, which includes our consumer healthcare products, confectionery products, shaving products and our ornamental fish food and fish care products.

     All references to us in this prospectus include Pfizer Inc. and its subsidiaries, unless the context clearly indicates otherwise.

     Our financial information described in this prospectus has been restated to reflect our merger with Warner-Lambert Company, which was completed on June 19, 2000.

     Our principal executive offices are located at 235 East 42nd Street, New York, NY 10017 and our telephone number is (212) 573-2323.

                      RATIO OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges for the nine months ended October 1, 2000 and for each of the fiscal years ended December 31, 1995 through 1999 is set forth below. For the purpose of computing these ratios, "earnings" consist of income before provision for taxes on income and minority interests less minority interests and less undistributed earnings (losses) of unconsolidated subsidiaries adjusted for fixed charges, excluding capitalized interest. "Fixed charges" consist of interest expense, amortization of debt discount and expenses, capitalized interest and one-third of rental expense which we believe to be a conservative estimate of an interest factor in our leases. It is not practicable to calculate the interest factor in a material portion of our leases. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges.

                                       (Unaudited)
                                       Nine Months    Year Ended December 31
                                          Ended      ------------------------
                                     October 1, 2000 1999 1998 1997 1996 1995
                                     --------------- ---- ---- ---- ---- ----
   Ratio of earnings to fixed
    charges.........................      10.3       14.7 13.1 10.9 10.1 8.5

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the debt securities for general corporate purposes, including the refinancing of existing debt. We may temporarily invest funds that are not immediately needed for these purposes in short-term marketable securities.

                        DESCRIPTION OF DEBT SECURITIES

     The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture to be entered into between us and The Chase Manhattan Bank, as trustee.

      This prospectus briefly outlines some of the indenture provisions. The indenture has been filed as an exhibit to the registration statement and you should read the indenture carefully for provisions that may be important to you.

      We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. A prospectus supplement relating to original issue discount securities will describe Federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in a prospectus supplement relating to any of these types of debt securities. A prospectus supplement relating to indexed debt securities or foreign currency debt securities will also describe any additional tax consequences or other special considerations applicable to these types of debt securities.

      In addition, the material specific financial, legal and other terms particular to debt securities of each series will be described in the prospectus supplement relating to the debt securities of that series.

General

      The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture or otherwise. We may issue the debt securities in one or more series with the same or various maturities, at par or a premium or with original issue discount. We may reopen a previous issue of debt securities and issue additional debt securities of the series.

      The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

    .  the title and type of the debt securities;

    .  the total principal amount of the debt securities;

    . the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

    . the date or dates on which the principal of the debt securities will be payable;

    . whether the debt securities will be denominated in, and whether the principal of and any premium and any interest on the debt securities will be payable in, U.S. dollars or any foreign currency or foreign currency units;

    . the interest rate or rates, if any, which the debt securities will bear, the date or dates from which any interest will accrue, the interest payment dates for the debt securities and the regular record date for any interest payable on any interest payment date;

    . any index or other special method we will use to determine the amount of principal or any premium or interest we will pay on the debt securities of the series;

    .  any optional or mandatory redemption periods;

    . any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

    . whether the debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

    . any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

    . any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

    . any terms upon which the debt securities may be convertible into or exchanged for other debt securities or indebtedness or other securities of any other issuer or obligor; and

    .  any other specific terms of the debt securities.

      The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus.

      We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we issue may be issued under other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

Consolidation, Merger or Sale

      We have agreed not to consolidate with or merge into any other corporation or convey or transfer or lease substantially all of our properties and assets to any person, unless:

                  (a)the successor corporation expressly assumes by a
            supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform as if it were an original party to the indenture; and

                  (b)we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions.

      The successor corporation will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor corporation will have all our rights and powers under the indenture.

Modification of Indenture

      Under the indenture our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. No modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights and no modification reducing the percentage required for modifications or modifying the foregoing requirements or redoing the percentage required to waive certain specified covenants, is effective against any holder without its consent.

Events of Default

     When we use the term "Event of Default" in the indenture, here are some examples of what we mean.

     An Event of Default occurs if:

    . we fail to make the principal or any premium payment on any debt security when due;

    . we fail to make any sinking fund payment for 60 days after payment was due;

    . we fail to pay interest on any debt security for 60 days after payment was due;

    . we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it; or

    . we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

     The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. The Events of Default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. A default under our other indebtedness will not be a default under the indenture for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of debt securities of any default (except for defaults that involve our failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

     If an Event of Default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or specified amount) plus accrued and unpaid interest on all debt securities of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount of the outstanding debt securities may rescind and annul the acceleration if:

    . the holders act before the trustee has obtained a judgment or decree for payment of the money due;

    . we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

    . we have cured or the holders have waived all Events of Default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.

     We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an Event of Default.

      If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series, by notice to the trustee, may waive any past Event of Default or its consequences under the indenture. However, an Event of Default cannot be waived with respect to any series of securities in the following two circumstances:

    . a failure to pay the principal of, and premium, if any, or interest on any security or in the payment of any sinking fund installment; or

    . a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

      Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

      We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

Payment and Transfer

      We will pay principal, interest and any premium on fully registered securities at the place or places designated by us for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days specified by us. Any other payments will be made as set forth in the applicable prospectus supplement. Holders may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

      We may issue the securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. We may issue the global securities in either registered or bearer form in either temporary or permanent form. We will describe the specific terms of the depositary arrangement with respect to a series of securities in the applicable prospectus supplement.

      You may transfer or exchange certificated securities at any office we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge we are required to pay in connection with a transfer or exchange.

      You may effect the transfer of certificated securities and the right to receive the principal, premium and interest on certificated securities only by surrendering the certificate representing those certificated securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

      We are not required to:

    . register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of securities of the series selected for redemption and ending at the close of business on the day of the transmission, or

    . to register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part.

      The applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to the applicable securities of that series. We anticipate that the following provisions will apply to all depositary arrangements.

      Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants. The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

      Ownership of beneficial interest in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interest in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary's participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a global security.

      So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

    . will not be entitled to have securities represented by global securities registered in their names;

    . will not receive or be entitled to receive physical delivery of securities in definitive form; and

    . will not be considered owners or holders of these securities under the indenture.

      Payments of principal, any premium and interest on the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the holder of that global security. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

      We expect that the depositary, after receiving any payment of principal, any premium or interest in respect of a global security, will immediately credit the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

      Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days or we, in our discretion, determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

Defeasance

      When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

    . we will be discharged from our obligations with respect to the debt securities of such series; or

    . we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us.

      If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Such holders may look only to such deposited funds or obligations for payment.

      To exercise our defeasance option, we must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. We must also deliver any ruling to such effect received from or published by the United States Internal Revenue Service if we are discharged from our obligations with respect to the debt securities.

Concerning the Trustee

      The trustee, The Chase Manhattan Bank, has provided banking and investment services to us in the past and may do so in the future as a part of its regular business.

                              PLAN OF DISTRIBUTION

      We may sell the offered debt securities

    .  through underwriters or dealers;

    .  through agents;

    .  directly to one or more purchasers; or

    . through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

      We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Sale Through Underwriters

      If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Sale Through Agents

      We may sell offered debt securities through agents designated by us. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

Direct Sales

      We may also sell offered debt securities directly. In this case, no underwriters or agents would be involved.

Sale Through the Internet

      We may from time to time offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

      Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. Typically the clearing spread will be indicated as a number of basis points above an index treasury note. Other pricing methods may also be used. Upon completion of such an auction process securities will be allocated based on prices bid, terms of bid or other factors.

      The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

      If an offering is made using such a bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of such offering procedures.

General Information

      Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                          VALIDITY OF DEBT SECURITIES

      Margaret M. Foran, our Vice President-Corporate Governance and Assistant Secretary, will pass upon the validity of the debt securities for us.

                                    EXPERTS

      The consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, restated to give retroactive effect to the merger on June 19, 2000 with Warner-Lambert Company and its subsidiaries, have been incorporated by reference herein in reliance upon the report of KPMG LLP, our independent public accountants, which is based in part upon the report of PricewaterhouseCoopers LLP, independent public accountants for Warner-Lambert Company. We incorporate these consolidated financial statements in this prospectus and we do so in reliance upon the reports of KPMG LLP and PricewaterhouseCoopers LLP (incorporated by reference herein) and upon their authority as experts in auditing and accounting.

      With respect to the unaudited interim financial information for the periods ended April 2 and July 2, 2000, incorporated by reference, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in our quarterly reports on Form 10-Q for the quarters ended April 2 and July 2, 2000, and incorporated by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                               Yen 60,000,000,000

                                  PFIZER INC.

                              .80% Notes Due 2008

                           ------------------------

                             PROSPECTUS SUPPLEMENT

                           ------------------------

                          Merrill Lynch International

                           Morgan Stanley Dean Witter

                                Lehman Brothers
                       Nikko Salomon Smith Barney Europe
                       Tokyo-Mitsubishi International plc

                                  May 11, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------